Exhibit 99.1
RXi Pharmaceuticals Completes Apthera Acquisition
NeuVax™ is slated to commence Phase III clinical trials in low-to-intermediate HER2+ breast cancer patients, not eligible for Herceptin®, in 1H 2012
RXi’s first self-delivering RNAi product candidate, RXI-109 which targets CTGF (connective tissue growth factor), scheduled to commence human clinical trials for anti-scarring in planned surgeries in early 2012
WORCESTER, Mass., April 14, 2011 (BUSINESS WIRE) — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted and immunotherapy technologies, today announced the completion of its previously announced acquisition of Apthera, Inc.
The acquisition provides RXi with a late stage product candidate, NeuVax™, a peptide-based immunotherapy for low-to-intermediate HER2+ breast cancer patients who are not eligible for Herceptin®. RXi has targeted NeuVax to enter Phase III clinical trials in the first half of 2012. The Company’s first self-delivering RNAi product, RXI-109 for anti-scarring in planned surgeries, remains on track for an investigational new drug (IND) application filing this year.
Under the terms of the acquisition agreement, Apthera stockholders will initially receive approximately 4.8 million shares of RXi’s common stock. Apthera’s stockholders will also be entitled to contingent payments based on the achievement of certain development and commercial milestones relating to Apthera’s NeuVax™ product candidate.
“NeuVax and RXI-109 significantly advance RXi into a product development company with novel therapeutics addressing large unmet medical needs,” said Mark J. Ahn, PhD, President and Chief Executive Officer of RXi Pharmaceuticals. “We believe we have the people, pipeline and resources to realize the promise of our innovative products for patients and shareholders.”
An audiocast presentation including an RXi corporate overview of the Apthera acquisition and cancer immunotherapy treatment featuring Dr. Mark Ahn and NeuVax developer Dr. George Peoples will be available from the “Investor Relations” section of the Company’s website, www.rxipharma.com.
About NeuVax™ (E75)
NeuVax consists of the E75 peptide derived from HER2 combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase II trial, which achieved its primary endpoint of disease free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for a Phase III clinical trial in adjuvant therapy of women with low-to-intermediate HER2+ status.
According to the National Cancer Institute, over 200,000 women are diagnosed with breast cancer annually in the US alone in 2010. Of these women, about 75% test positive for Human Epidermal growth factor Receptor 2 (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ breast cancer patients are eligible for Herceptin® (trastuzumab; Roche-Genentech) which had revenues of over $5 billion in 2010. NeuVax targets the remaining 50% of HER2 positive patients, those who are HER2+ patients (HER2 1+ and 2+), who achieve remission with current standard of care, but have no available HER2 targeted adjuvant treatment options to maintain their disease free status.

About RXI-109
RXi Pharmaceuticals has initiated development of clinical candidate RXI-109, a self-delivering RNAi compound (sd-rxRNA) for the reduction of dermal scarring in planned surgeries. RXI-109 is designed to reduce the expression of CTGF (connective tissue growth factor) a critical regulator of several biological pathways involved in fibrosis, including scar formation in the skin. RXi is beginning manufacturing activities with an experienced cGMP oligonucleotide manufacturer to support its IND enabling toxicology program, and is preparing a pre-IND package for submission to the FDA. Pending FDA review, the company intends to use an innovative clinical trial design to study safety and tolerability as well as initial efficacy in its first clinical trial targeted for 2012.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals Corporation is a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted and immunotherapy technologies. For more information, visit www.rxipharma.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Apthera acquisition, future expectations, plan and future development of RXi’s and Apthera’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi’s and Apthera’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of NeuVax or our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the reduction in our early stage RNAi research and development activities may adversely affect our ability to effectively develop our RNAi technologies, to develop existing or new RNAi product candidates or to enter into or effectively continue collaborations or strategic alliances in this field, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi contemplated by these forward-looking statements. RXi does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
CONTACT:
RXi Pharmaceuticals
Tamara McGrillen, 508-929-3605
ir@rxipharma.com
or
Investors
S. A. Noonan Communications
Susan Noonan, 212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman, 917-322-2563
egoldman@rxir.com